                                                                    Exhibit 4.24

                                                               EXECUTION VERSION

                              AMENDED AND RESTATED
                                 LOAN AGREEMENT

                                DATED 9 July 2003

                                U.S.$ 25,000,000

                             MULTICURRENCY TERM LOAN

                                     BETWEEN

                       ELBIT ULTRASOUND (NETHERLANDS) B.V.
                                   as Borrower

                                       AND

                               BANK HAPOALIM B.M.
                                     as Bank

                               HERZOG FOX & NEEMAN
                          ASIA HOUSE, 4 WEIZMANN STREET
                                TEL-AVIV, ISRAEL
                                TEL: 03 692 2020
                                FAX: 03 696 6464

                                TABLE OF CONTENTS

1.  INTERPRETATION........................................................    1
    1.1   DEFINITIONS.....................................................    1
    1.2   CONSTRUCTION....................................................   15

2.  LOAN..................................................................   16

3.  PURPOSE...............................................................   16

4.  CONDITIONS PRECEDENT..................................................   16

5.  REPAYMENT.............................................................   17
    5.1   ADVANCE.........................................................   17
    5.3   REPAYMENT SCHEDULE..............................................   17

6.  PREPAYMENT AND CANCELLATION...........................................   17
    6.1   VOLUNTARY PREPAYMENT OF ADVANCE.................................   17
    6.2   MANDATORY PREPAYMENT............................................   18
    6.4   MISCELLANEOUS PROVISIONS........................................   20

7.  INTEREST PERIODS......................................................   22
    7.1   SELECTION.......................................................   22
    7.2   NON-BUSINESS DAYS...............................................   22

8.  INTEREST..............................................................   22
    8.1   INTEREST RATE...................................................   22
    8.2   DUE DATES.......................................................   22
    8.4   DEFAULT INTEREST................................................   22
    8.5   NOTIFICATION....................................................   23

9.1 PLACE.................................................................   23
    9.2   FUNDS...........................................................   23
    9.3   APPLICATION.....................................................   23
    9.4   CURRENCY........................................................   23
    9.5   SET-OFF AND COUNTERCLAIM........................................   24
    9.6   NON-BUSINESS DAYS...............................................   24
    9.7   PARTIAL PAYMENTS................................................   24

10. TAXES.................................................................   24

11. MARKET DISRUPTION.....................................................   25
    11.1  ABSENCE OF QUOTATIONS...........................................   25
    11.2  MARKET DISRUPTION...............................................   25
    11.3  ALTERNATIVE BASIS FOR OUTSTANDING ADVANCES......................   25

12. INCREASED COSTS.......................................................   26
    12.1  INCREASED COSTS.................................................   26
    12.2  EXCEPTIONS......................................................   26

13. ILLEGALITY............................................................   26

14. REPRESENTATIONS AND WARRANTIES........................................   27
    14.1  REPRESENTATIONS AND WARRANTIES..................................   27
    14.2  STATUS..........................................................   27
    14.3  POWERS AND AUTHORITY............................................   27

    14.4  LEGAL VALIDITY..................................................   27
    14.5  NON-CONFLICT....................................................   27
    14.6  NO DEFAULT......................................................   28
    14.7  AUTHORIZATIONS..................................................   28
    14.8  LITIGATION......................................................   28
    14.9  INFORMATION.....................................................   28
    14.10 FINANCIAL STATEMENTS............................................   28
    14.11 COMPLIANCE......................................................   29
    14.12 INSURANCES......................................................   29
    14.13 TITLE AND OWNERSHIP.............................................   29
    14.14 STATUS OF SECURITY..............................................   29
    14.15 PARI PASSU RANKING..............................................   29
    14.17 TAXES ON PAYMENTS...............................................   30
    14.18 STAMP DUTIES....................................................   30
    14.19 IMMUNITY........................................................   30
    14.20 JURISDICTION/GOVERNING LAW......................................   30
    14.21 TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES.................   30

15. UNDERTAKINGS..........................................................   30
    15.1  DURATION........................................................   30
    15.2  FINANCIAL INFORMATION...........................................   31
    15.3  OTHER INFORMATION...............................................   31
    15.4  NOTIFICATION OF DEFAULT.........................................   32
    15.5  COMPLIANCE CERTIFICATES.........................................   32
    15.6  AUTHORISATIONS..................................................   32
    15.7  PARI PASSU RANKING..............................................   32
    15.8  NEGATIVE PLEDGE.................................................   32
    15.9  TRANSACTIONS SIMILAR TO SECURITY................................   33
    15.10 BORROWINGS......................................................   33
    15.11 DISPOSALS.......................................................   33
    15.12 MERGERS AND ACQUISITIONS........................................   34
    15.13 COMPLIANCE WITH LAWS AND PAYMENT OF TAXES.......................   34
    15.14 CHANGE OF BUSINESS..............................................   34
    15.15 SHARE CAPITAL...................................................   34
    15.16 DISTRIBUTIONS...................................................   34
    15.17 INSURANCES......................................................   35
    15.18 CONDUCT OF BUSINESS.............................................   35
    15.19 USE OF PROCEEDS.................................................   35
    15.20 AMENDMENTS AND AGREEMENTS.......................................   35
    15.21 FINANCIAL COVENANTS.............................................   36

16. DEFAULT...............................................................   39
    16.1  EVENTS OF DEFAULT...............................................   39
    16.2  NON-PAYMENT.....................................................   39
    16.3  BREACH OF OTHER OBLIGATIONS.....................................   39
    16.4  MISREPRESENTATION...............................................   39
    16.5  LEGAL VALIDITY..................................................   39
    16.6  CROSS-DEFAULT...................................................   39
    16.7  INSOLVENCY......................................................   41
    16.8  INSOLVENCY PROCEEDINGS..........................................   41
    16.9  APPOINTMENT OF RECEIVERS AND MANAGERS...........................   42
    16.10 CREDITORS' PROCESS..............................................   42
    16.11 CESSATION OF BUSINESS...........................................   42
    16.12 ILLEGALITY......................................................   42
    16.13 EFFECTIVENESS OF SECURITY.......................................   43
    16.14 CHANGE IN CONTROL...............................................   43
    16.15 ABANDONMENT OR NATIONALISATION..................................   43

    16.16 MATERIAL ADVERSE EFFECT.........................................   43
    16.18 ACCELERATION....................................................   44

17. ACCOUNTS..............................................................   44
    17.1  OPENING OF ACCOUNTS.............................................   44
    17.2  LOAN ACCOUNT....................................................   45
    17.4  GENERAL PROVISIONS RELATING TO ACCOUNTS.........................   45

18. SECURITY..............................................................   47
    18.1  EFFECTIVE DATE..................................................   47
    18.2  CHARGES.........................................................   47

19. FEES AND EXPENSES.....................................................   47
    19.1  INITIAL AND SPECIAL COSTS.......................................   47
    19.2  ENFORCEMENT COSTS...............................................   48
    19.3  RETENTION.......................................................   48
    19.4  VAT.............................................................   48

20. STAMP DUTIES..........................................................   48

21. INDEMNITIES...........................................................   48
    21.1  CURRENCY INDEMNITY..............................................   48
    21.2  OTHER INDEMNITIES...............................................   49

22. EVIDENCE AND CALCULATIONS.............................................   49
    22.1  ACCOUNTS........................................................   49
    22.2  CERTIFICATES AND DETERMINATIONS.................................   49
    22.3  INTEREST CALCULATIONS...........................................   49

23. AMENDMENTS AND WAIVERS................................................   50
    23.1  AMENDMENTS......................................................   50
    23.2  WAIVERS AND REMEDIES CUMULATIVE.................................   50

24. CHANGES TO THE PARTIES................................................   50
    24.1  TRANSFERS BY BORROWER...........................................   50
    24.2  TRANSFERS BY BANK...............................................   50
    24.3  REFERENCE BANKS.................................................   50

25. DISCLOSURE OF INFORMATION.............................................   51

26. SET-OFF...............................................................   51

27. SEVERABILITY..........................................................   51

28. COUNTERPARTS..........................................................   51

29. NOTICES...............................................................   51
    29.1  GIVING OF NOTICES...............................................   51
    29.2  ADDRESSES FOR NOTICES...........................................   52
    30.   JURISDICTION....................................................   53
    31.   WAIVER OF IMMUNITY..............................................   53

32. GOVERNING LAW.........................................................   53

33. THIRD PARTIES.........................................................   53
    1.    CONSTITUTIONAL DOCUMENTS........................................   56

    2.    BORROWER CORPORATE AUTHORISATIONS...............................   56
    3.    FINANCE DOCUMENTS AND RELATED DOCUMENTS.........................   56
    4.    AUTHORISATIONS..................................................   56
    5.    SECURITY MATTERS................................................   56
    6.    ACCOUNTS........................................................   57
    7.    LEGAL OPINIONS..................................................   57
    8.    FEES............................................................   57

                                                               EXECUTION VERSION

THIS AMENDED AND RESTATED LOAN AGREEMENT is dated this 9th day of July 2003 between:

(1) ELBIT ULTRASOUND (NETHERLANDS) B.V. a company (with company number 27156039) organised and existing under the laws of the Netherlands, having its registered office at 1016 EA Amsterdam, Keizergracht 239, the Netherlands as borrower (the "BORROWER"); and

(2) BANK HAPOALIM B.M, a banking corporation incorporated in the State of Israel, acting through its Main Tel Aviv branch, whose address is at 41-45 Rothschild Boulevard, Tel Aviv, Israel, as Bank (the "BANK").

WHEREAS the Borrower entered into a Letter of Undertaking in favour of the Bank
        ("LOU") dated 27 September 2000; and

WHEREAS the parties wish to make certain amendments in the nature of the Loan provided under the LOU and in the collateral furnished therefor, and to amend the LOU in certain other respects, all subject to and in accordance with the terms and conditions set out herein.

NOW, THEREFORE, IT IS AGREED as follows:

1.   INTERPRETATION

1.1  DEFINITIONS

     In this Agreement:

     "ACCOUNTS"

     means:

     (a)  the Loan Account; and

     (b)  the Revenue Account.

     "ADVANCE"

     means the principal amount of loans advanced under the LOU to the Borrower which are from time to time outstanding and which at the date of Agreement is in the amount of $25,000,000 (twenty five million US dollars).

     "AFFILIATE"
     means a Subsidiary or a Holding Company of the Bank or any other Subsidiary of that Holding Company.

     "AGENCY"

     includes, in relation to a state or supranational organisation, any agency, authority, central bank, department, government, legislature, ministry, official or public person (whether autonomous or not) of, or of the government of, that state or supranational organisation.

     "AGREEMENT"

     means this agreement.

     "AUTHORISED INVESTMENTS"

     has the meaning ascribed to such term in Clause 17.5(c).

     "AVAILABLE CURRENCY"

     means Dollar and Euro.

     "BANK'S SPOT RATE OF EXCHANGE"

     means the Bank's spot rate of exchange for the purchase of the relevant Available Currency in the London foreign exchange market at or about 11.00a.m. on a particular day.

     "BORROWER FUNDED SUBSIDIARY"

     means any direct or indirect Subsidiary of the Borrower engaged in the Business, where the Equity Contributions of the Borrower in such Subsidiary have been funded, in whole or in part, by utilising the proceeds of the Facility, namely those Subsidiaries specified in SCHEDULE 3.

     "BUSINESS"

     means the business of owning and operating commercial and entertainment centers in Central and Eastern Europe, including the development, acquisition, refurbishment, conversion, extension and construction of commercial and entertainment centers in Central and Eastern Europe, whether directly or indirectly by the Borrower, or via its Borrower Funded Subsidiaries and whether by way of direct acquisition of rights in real estate or acting through any other legal entity.

     "BUSINESS DAY"
     means a day (other than a Saturday or a Sunday) on which banks are open for business in London, Tel-Aviv and New York.

     "BUSINESS GROUP"

     means the Borrower, the Intermediary Companies and the Borrower Funded Subsidiaries.

     "CHARGES"

     means each of the following pledges:

     (a) share pledge dated to be executed by Plaza Centers in favour of the Bank over its shares in Sadyba Center S.A.;

     (b) share pledge dated the date hereof executed by the Borrower and Stichting L'Orage in favour of the Bank over their shares in Plaza Centers, comprising the entire issued and paid up share capital of Plaza Centers; and

     (c) a pledge dated 28 January 2002 over 615,500 ordinary shares, par value NIS 0.5 in Elscint Ltd., which shares are deposited in account number 600/665765 at the Loan Office and pledged in favour of the Bank.

     "CHARGE OVER ACCOUNTS"

     means the charge dated the date hereof executed by the Borrower in favour of the Bank over the Loan Account and the Revenue Account.

     "COST BASE"

     means:

     (a)  in relation to an Advance in Dollars, LIBOR; and

     (b)  in relation to an Advance in Euro, EURIBOR.

     "DEFAULT"

     means an Event of Default, or an event or circumstance which but for the giving of notice, passage of time, the making of any determination or fulfillment of any other applicable condition (or any combination of the foregoing) would constitute an Event of Default.

     "DISTRIBUTION"

     means any monies received from and/or transfers made by any Borrower Funded Subsidiary deriving from the Business which are made in respect of and/or deriving from dividends, returns on capital, repayments of share premium, payments with respect to repayment of shareholder loans, award of loans made to the Borrower by any Borrower Funded Subsidiary, redemption, and/or any other distribution of any kind or description constituting a repayment or return on investment, in all cases net of bank charges, reasonable brokerage fees and withholding taxes, but, excluding Free Funds.

     "DOLLAR" OR "$"

     means the lawful currency for the time being of the United States of America.

     "ELBIT GUARANTEE"

     means the guarantee given by Elbit Medical in favour of the Bank to secure the obligations of the Borrower to the Bank pursuant to this Agreement, in the form and text attached hereto and marked as SCHEDULE 5.

     "ELBIT MEDICAL"

     means Elbit Medical Imaging Ltd., a public company incorporated in the State of Israel with registered office at 13 Moses Street, Tel Aviv, Israel.

     "ELBIT MEDICAL LOAN AGREEMENT"

     means the loan agreement between the Bank and Elbit Medical, dated the date hereof.

     "EBRD"

     means the European Bank for Reconstruction and Development.

     "EBRD CONVERSION OPTION"

     means the option awarded to EBRD in terms of the EBRD Equity Financing Facility, in terms of which EBRD has the option to convert the amount of the EBRD Equity Financing Facility into shares of Plaza Centers, constituting up to ten percent (10%) of the issued share capital of Plaza Centers, to be issued and allotted to EBRD.

     "EBRD EQUITY FINANCING FACILITY"

     means the loan facility to be awarded by EBRD to Plaza Centers in an amount of Euro 35,000,000 (thirty five million Euros) for the funding of equity in Subsidiaries of Plaza Centers engaged in the Business, in relation to which EBRD has been awarded the EBRD Conversion Option;

     "EQUITY AMOUNT"
     means the amount of the Equity Contributions in relation to each Project funded by the Bank, as set out in SCHEDULE 3 (as updated by written agreement of both the Bank and the Borrower, from time to time).

     "EQUITY CONTRIBUTIONS"

     means the investments (whether in the form of shareholder loans or as equity investment) which have been made by the Borrower or Elbit Medical (directly or indirectly through a Borrower Funded Subsidiary or Intermediary Company) into the capital of each special purpose company which is established by the Borrower for the purpose of the Business, namely those amounts specified against the name of each Project comprising the Business as detailed in SCHEDULE 3.

     "EURO"

     means the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty.

     "EURIBOR"

     means, in relation to an Advance or unpaid sum denominated in Euro for an Interest Period:

     (a) the rate per annum equal to the rate for deposits in Euro determined by the Banking Federation of the European Union for the relevant period, displayed on the Telerate Screen page 248 or any equivalent successor to that page or other page as appropriate (as reasonably determined by the Bank) (for the purposes of this definition, the "TELERATE SCREEN"); or

     (b) if the relevant rates do not appear on the Telerate Screen for the purposes of paragraph (a) above, or the Bank reasonably determines that no rate for a period of comparable duration to the relevant Interest Period appears on the Telerate Screen) the arithmetic mean (rounded upwards to five decimal places) of the rates, as supplied to the Bank at its request, quoted by the Reference Banks to leading banks in the European Interbank Market, at or about 11.00 a.m. on the relevant Rate Fixing Day for the offering of deposits in Euro for a period comparable to the relevant Interest Period or relevant period in respect of any unpaid sum.

     "EUROPE ISRAEL"

     means Europe Israel M.M.S. Ltd., a company organized and existing in the State of Israel with its registered office at 13 Moses Street, Tel Aviv 67442.

     "EUROPE ISRAEL LOAN AGREEMENT"
     means the loan agreement between the Bank and Europe Israel, dated 4 May 1999 (as amended or replaced from time to time).

     "EVENT OF DEFAULT"

     means an event specified as such in Clause 16.1 (Events of Default).

     "FACILITY"

     means the Loan awarded in terms of this Agreement.

     "FINAL MATURITY DATE"

     means 31 December 2012.

     "FINANCE CHARGES"

     means:

     (a) interest, commissions, fees and costs payable by the Borrower under the Finance Documents;

     (b) amounts ascertained as being payable by the Borrower under Clause 10 (Taxes), Clause 12 (Increased Costs), Clause 20 (Stamp Duties) and Clause 21 (Indemnities) of this Agreement; and

     (c) any value added or other taxes payable by the Borrower in respect of the above,

     but excluding Financing Principal.

     "FINANCE DOCUMENTS"

     means:

     (a)  this Agreement;

     (b)  each Security Document; and

     (c)  the documentation required to open or operate the Accounts,

     and any other document designated as such by the Bank and the Borrower.

     "FINANCIAL INDEBTEDNESS"

     means any indebtedness in respect of:

     (a) moneys borrowed or debit balances at banks and other financial institutions;

     (b)  any charge, bond, note, loan stock or other security;

     (c)  any documentary credit;

     (d) receivables sold or discounted (otherwise than on a non-recourse basis);

     (e) the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

     (f) any lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

     (g) any currency swap or interest swap, cap or collar arrangement or any other derivative instrument;

     (h) any amount raised under any other transaction having the commercial effect of a borrowing or raising of money; or

     (i) any guarantee, indemnity or similar assurance against financial loss of any person.

     "FINANCING PRINCIPAL"

     means principal amounts outstanding from time to time under this Agreement.

     "FREE FUNDS"

     means any cash attributable to operating profits generated by a Project which may become available to the relevant Borrower Funded Subsidiary after all debt service reserve and other retention and security obligations in terms of the Project's senior debt facility have been satisfied and fulfilled.

     "GAAP"

     means the international accounting standards promulgated from time to time by the International Accounting Standards Committee.

     "GROUP"

     means, at any time, the Borrower, Elbit Medical and its Subsidiaries at that time.

     "GUARANTEE"
     means the guarantee entered into by Plaza Centers in favour of the Bank, dated the date hereof, in which Plaza Centers guarantees the obligations of the Borrower pursuant to this Agreement in the form and text attached hereto as marked as SCHEDULE "6".

     "HOLDING COMPANY"

     in relation to a person, means an entity of which that person is a Subsidiary.

     "INDEX"

     means the consumer price index (also known as the cost of living index), including fruit and vegetables, published by the Central Bureau of Statistics in Israel (the "Bureau"), including the same index even if published by any other government institution and also including any official index replacing the same, whether based on the same data on which the existing index is based or not. If another index replaces the existing index, the Bureau shall determine the conversion ratio between them, and if the Bureau does not determine the conversion ratio between them within three (3) months of the publication of the other index, it shall be reasonably determined by the Bank in consultation with economic experts.

     "INTERMEDIARY COMPANY"

     means:

     (a)  Elbit Medical Imaging Ltd.;

     (b)  Elbit Medical Holdings Ltd.;

     (c)  Elbit Ultrasound Ltd.; and

     (d)  Plaza Centers.

     "INITIAL COMMERCIAL CENTERS"

     the eight (8) commercial centers listed on Schedule 2 (Initial Commercial Centers).

     "INSURANCE PROCEEDS"

     means all proceeds of Insurances payable to or for the account of the Borrower whether by way of claims, return of premiums or otherwise.

     "INSURANCES"

     means all contracts and policies of insurance and re-insurance of any kind which pertain to the Business and which are taken out by or on behalf of the Business Group in accordance with the Finance Documents or (to the extent of its interest) in which the Borrower has an interest.

     "INTEREST PERIOD"

     means each period determined in accordance with Clause 7 (Interest
     Periods).

     "LIBOR"

     means:

     (a) the rate per annum for deposits in Dollars which appears on Telerate Screen page 3750 or any equivalent successor to such page or other page as appropriate (as reasonably determined by the Bank) (for the purposes of this definition, the "TELERATE SCREEN"); or

     (b) if the relevant rates do not appear on the Telerate Screen for the purposes of paragraph (a) above, or the Bank reasonably determines that no rate for a period of comparable duration to the relevant Interest Period appears on the Telerate Screen, the arithmetic mean (rounded upwards to five decimal places) of the rates, as supplied to the Bank at its request, quoted by the Reference Banks to leading banks in the London Interbank Market, at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Advance for a period comparable to the relevant Interest Period.

     "LOAN"

     means the aggregate amount of all Advances.

     "LOAN ACCOUNT"

     means the account so designated to be maintained in accordance with this Agreement with account number at the Loan Office in the name of the Borrower.

     "LOAN ASSIGNMENT"

     means the assignment by way of security dated the date hereof entered into by Elbit Medical in favour of the Bank in relation to the Plaza Centers Loans, in the form attached hereto as SCHEDULE "8".

     "LOAN OFFICE"

     means the central Tel Aviv branch of the Bank or such other branch in Israel as may be designated by the Bank by written notice to the Borrower at least fifteen (15) days in advance.

     "LOAN PERIOD"

     means the period commencing on the date hereof and ending on the Final Maturity Date.

     "MANDATORY COST"

     means the cost imputed to the Bank for compliance with any applicable regulatory or central bank requirement relating to the Advance made through a branch in the jurisdiction of the currency of the Advance.

     "MARGIN"

     means 3.35% (three and thirty five hundredths percent) per annum.

     "MATERIAL ADVERSE EFFECT"

     means any effect which, in the opinion of the Bank:

     (a) is or is likely to be materially adverse to the ability of the Borrower to perform or comply with its obligations under the Finance Documents (including any of its payment obligations under the Finance Documents) in a timely manner; or

     (b)  is or is likely to be materially prejudicial to:

          (i)  the interests of the Bank under the Finance Documents; or

          (ii) the business, operations or financial condition of the Borrower;

     "NET LOAN AMOUNT"

     means all outstanding:

     (a)  Advances; plus

     (b)  amounts pursuant to the Elbit Medical Loan Agreement;

     (c) loans or other facilities provided by the Bank which, at the date hereof, includes the loan provided by the Bank to Elbit Medical for the purposes of an investment in Insightec Image Guided Treatment Ltd. ("Insightec") in the amount of US$ 10 million (ten million US Dollars); and

     (d) the guarantee provided by Elbit Medical in favour of the Bank in relation to the loan provided by the Bank to InSightec in the amount of US$ 5 million (five million US Dollars), together with all Finance Charges accruing thereon.

     "NIS"

     means the lawful currency for the time being of the State of Israel.

     "ORIGINAL GROUP ACCOUNTS"

     means the audited and consolidated financial statements of the Borrower and Plaza Centers for the financial year ended 31st December, 2002.

     "OUTSTANDING EQUITY LOAN AMOUNT"

     means all outstanding:

     (a)  Advances; and

     (b)  amounts pursuant to the Elbit Medical Loan Agreement.

     "PARTICIPATING MEMBER STATE"

     means a member state of the European Union that has adopted the single currency in accordance with the Treaty;

     "PARTY"

     means a party to this Agreement.

     "PERMITTED SECURITY INTEREST"

     means:

     (a)  any Security Interest arising under the Security Documents;

     (b) any Security Interest created by the Borrower or a Borrower Funded Subsidiary either before or after the date hereof to a financial institution in respect of the Refinancing by the Borrower and/or the relevant Borrower Funded Subsidiary of an existing Project (subject to the prior written consent of the Bank); and

     (c) any Security Interest (other than those set out above) created by the Borrower or a Borrower Funded Subsidiary after the date hereof, to a financial institution in respect of the purchase of a new asset and/or in respect of the develpment and construction of a new Project provided that the financial institution is funding such new asset or Project, provided, that no Security Interest created by the Borrower or any Borrower Funded Subsidiary after the date hereof shall impair or rank ahead of any Security Interest arising under the Security Documents (other than in the circumstances provided in the charge over the shares of Plaza Centers in Sadyba Center S.A.).

     "PLAZA CENTERS"

     means Plaza Centers (Europe) B.V., a company organized and existing in the Netherlands with its registered office at 239 Keizersgracht, EA1016 Amsterdam, The Netherlands.

     "PLAZA CENTERS LOANS"

     means any and all shareholders loans made by the Borrower or Elbit Medical to Plaza Centers directly or by way of any Intermediary Company and outstanding from time to time.

     "PROJECT"

     means all those projects comprising the Business which have been and/or shall be developed, constructed and operated by the Borrower Funded Subsidiaries.

     "PREPAYMENT AMOUNT"

     means, in relation to the events set out in Clause 6.2, as follows:

     (a) where all or part of Plaza Centers is sold, the percentage of Plaza Centers sold in the Trigger Event multiplied by the Outstanding Equity Loan Amount on the date of the occurrence of the Trigger Event; or

     (b) where all or part of a Project is sold, the percentage of the Project sold in the Trigger Event multiplied by the Equity Amount for that Project on the date of the occurrence of the Trigger Event.

     "RATE FIXING DAY"

     means the second Business Day before the first day of an Interest Period for an Advance (or such other day as is generally treated as the rate fixing day by market practice in the London interbank market).

     "REFERENCE BANKS"

     means, subject to Clause 24.3 (Reference Banks), HSBC plc, Citibank, The Royal Bank of Scotland and Barclays Bank.

     "REFINANCING"

     means any loan facility awarded to a Borrower Funded Subsidiary in respect of a Project, the proceeds of which are applied in part to the repayment of either:

     (a) the construction loan facility awarded to that Borrower Funded Subsidiary in respect of the development of the relevant Project; or

     (b) any previous refinancing loan facility awarded to that Borrower Funded Subsidiary in respect of the relevant Project.

     "REVENUE ACCOUNT"

     means the account so designated to be maintained in accordance with this Agreement.

     "REVENUES"

     means all net amounts payable to and/or received by the Borrower and/or to its account pertaining to the Business including, without limitation:

     (a) all revenues, loan repayments and Distributions received from any of the Borrower Funded Subsidiaries;

     (b) interest and other income earned on balances standing to the credit of any bank accounts conducted by (i) the Borrower in respect of the Business; and (ii) the Borrower's Funded Subsidiaries (to the extent not subject to a Security Interest in terms of the senior debt facility taken out by that Borrower Funded Subsidiary);

     (c)  all Insurance Proceeds and

     (d) all proceeds received upon a Refinancing, sale, public offering or private placement.

     "SABYBA PROJECT"

     means the commercial and entertainment center situated in the Sadyba District of Warsaw, Poland, owned by Sadyba Center S.A., in which Plaza Centers presently holds a 50% (fifty per cent) interest.

     "SADYBA OPTION"

     means either:

     (a) the call option in favour of Plaza Centers to acquire the remaining fifty per cent (50%) of the issued share capital of Sadyba Center SA; or

     (b) the put option in favour of I.T. Sadyba BV (a subsidiary of the Israel Theaters Group) to demand the acquisition by Plaza Centers of the fifty per cent (50%) shareholding held by it in Sadyba Center SA.

     "SECURITY ASSET"
     means any asset which is the subject of any Security Interest under the Security Documents.

     "SECURITY DOCUMENTS"

     means:

     (a)  the Charges;

     (b)  the Charge over Accounts;

     (c)  the Subordination Agreements;

     (d)  the Guarantee;

     (e)  the Elbit Guarantee; and

     (f)  the Loan Assignment,

     and any other document evidencing or creating any Security Interest over any asset of the Borrower to secure any obligations of the Borrower to the Bank under the Finance Documents.

     "SECURITY INTEREST"

     means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

     "SUBORDINATED CREDITOR"

     means any Subsidiary or Holding Company of the Borrower that has, from time to time, provided debt funding to the Borrower.

     "SUBORDINATION AGREEMENTS"

     means each subordination agreement to be entered into from time to time (substantially in the form of SCHEDULE 4 (Subordination Agreement)) in accordance with the terms of Clause 15.10.

     "SUBSIDIARY"

     means an entity from time to time of which a person has direct or indirect control, or owns directly or indirectly more than twenty five per cent. (25%) of the share capital or similar right of ownership.

     "TAXES"

     includes all present and future income and other taxes, levies, imposts, deductions, charges and withholdings in the nature of taxes whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof and "TAXATION" shall be construed accordingly.

     "TREATY"

     means the Treaty establishing the European Economic Community, being the Treaty of Rome of 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 February 1992 and came into force on 1 November 1993) as amended, varied or supplemented from time to time.

     "TRIGGER EVENT"

     has the meaning ascribed to such term in Clause 6.2(b)(Mandatory
     Prepayment).

1.2  CONSTRUCTION

(a)  In this Agreement, unless the contrary intention appears, a reference to:

     (i) an "AMENDMENT" includes a supplement, novation or re-enactment and "AMENDED" is to be construed accordingly;

          "ASSETS" includes properties, revenues and rights of every description;

          an "AUTHORISATION" includes an authorisation, consent, approval, resolution, licence, exemption, filing and registration;

          "CONTROL" means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

          a "MONTH" is a reference to a period starting on one day in a calendar month and ending on the day before the numerically corresponding day in the next calendar month, except that if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last day in that calendar month;

          a "PERSON" includes any person, firm, company, corporation, partnership, association, government, state, Agency or other entity or one or more of them;

          a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, inter-governmental or supranational body, Agency, department or regulatory, self-regulatory or other authority or organisation;

          a "SCREEN" or a "PAGE" " on a "Screen" in the definition of "LIBOR" and "EURIBOR" includes any replacement screen or page nominated by the British Bankers Association as the information vendor for the purpose of displaying British Bankers Association Interest Settlement Rates for deposits in various currencies;

     (ii) a provision of law is a reference to that provision as amended or re-enacted;

     (iii) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

     (iv) a person includes its successors and/or assigns;

     (v) a Finance Document or another document is a reference to that Finance Document or other document as amended, subject to compliance with the terms of this Agreement;

     (vi) a time of day is a reference to Tel Aviv time; and

     (vii) any representation by the Borrower, being to the best of its knowledge shall be deemed to be to the best of such person's knowledge after due inquiry.

(b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c) The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d) In this Agreement, words denoting the singular include the plural and vice versa; words denoting any gender include all genders.

2.   LOAN

Subject to the terms of this Agreement, the Bank has advanced a loan to the Borrower consisting of the Advance in the amount of $25,000,000 (twenty five million US Dollars).

3.   PURPOSE

The Borrower has applied the proceeds of the Advance solely to fund its Equity Contributions to the Borrower Funded Subsidiaries in respect of the Business. Without affecting the obligations of the Borrower in any way, the Bank has no duty to monitor or verify the application of any Advance.

4.   CONDITIONS PRECEDENT

The obligations of the Bank to the Borrower under this Agreement are subject to the condition precedent that the Bank has received originals, or where appropriate, copies certified as true, complete and up-to-date by an authorised signatory of all of the documents set out in SCHEDULE 1 (Conditions Precedent Documents) in form and substance satisfactory to the Bank.

5.   REPAYMENT

5.1  ADVANCE

     The Borrower shall repay the Advance in 18 (eighteen) semi-annual installments commencing on 30 June 2004 and with the final installment due and payable on the Final Maturity Date, and same in accordance with the Repayment Schedule, as provided in Clause 5.5 (Repayment Schedule).

5.2  CURRENCY

     The Advance shall be repaid in the Available Currency in which the Advance was borrowed.

5.3  REPAYMENT SCHEDULE

     SCHEDULE 7 (Repayment Schedule) sets out, on the basis of the outstanding Advance on the date hereof, the amounts to be repaid by the Borrower on the last day of each Interest Period up to and including the Final Maturity Date. In the event that any prepayment of the Loan shall be effected by Borrower in accordance with Clauses 6.1 to 6.2 inclusive below, the amount of such prepayment shall be applied pro rata to all future repayment installments and the Repayment schedule amended accordingly.

5.4  LOAN AMOUNT

     If, on the last day of an Interest Period, the outstanding debit balance of the Loan Account (howsoever arising) including, inter alia, the Advance in Dollars (or, if in another Available Currency, when converted into Dollars on the basis of the Bank's Spot Rate of Exchange), bank charges, expenses, commissions, interest payments, exceed the amount scheduled to be outstanding on such date as set down in SCHEDULE 7 (Repayment Schedule) ("Scheduled Amount"), the Borrower shall prepay any amount in excess of the Scheduled Amount within 5 (five) Business Days.

6.   PREPAYMENT AND CANCELLATION

6.1  VOLUNTARY PREPAYMENT OF ADVANCE

The Borrower may, by giving not less than 30 days' prior notice to the Bank, prepay the Advance in whole or in part (but, if in part, at least the equivalent of US$100,000 (one hundred thousand US Dollars)) provided that the prepayment is made on the last day of an Interest Period for the Advance.

6.2  MANDATORY PREPAYMENT

(a) The Borrower shall, upon the occurrence of any Trigger Event (as such term is defined in sub-clause (b) of this Clause 6.2) deposit all Revenues arising from such Trigger Event in the Revenue Account immediately upon receipt thereof. On the last day of the Interest Period in which the Revenues deriving from a Trigger Event have been deposited into the Revenue Account as aforesaid, the Bank shall apply the amount of such Revenues required to be prepaid pursuant to this Clause 6.2, in prepayment of the Advance.

(b) For the purposes of this Clause 6.2 (Mandatory Prepayment) each of the following events constitutes a Trigger Event:

     (i) any public offering or private placement of any securities of the Borrower, Elbit Medical or any Borrower Funded Subsidiary;

     (ii) a merger or consolidation of the Borrower, Elbit Medical or any Borrower Funded Subsidiary with any other entity;

     (iii) a sale, assignment, lease, or other disposal of (whether in one transaction or a series of transactions) any of the assets of the Borrower, Elbit Medical or any Borrower Funded Subsidiary assets including any shareholdings in any such Borrower Funded Subsidiary and any intellectual property to any person or entity;

     (iv) a sale of any asset of the Borrower, Elbit Medical or Borrower Funded Subsidiary;

     (v) a Refinancing of any debt of the Borrower, Elbit Medical or any Borrower Funded Subsidiary; or

     (vi) the receipt by the Borrower or Elbit Medical of any Distributions; or

     (vii) the exercise by EBRD of the EBRD Conversion Option.

(c) In the event that, at such time as the Net Loan Amount is $40,000,000 (forty million US Dollars) or more, the total aggregate Revenues from the Refinancing of the Initial Commercial Centers exceeds US$57,000,000 (fifty seven million US Dollars), such excess Revenues shall be deemed to be a "future Refinancing" for the purposes of sub-clause (d) below.

(d) Upon the Refinancing of any Project, a Borrower Funded Subsidiary or Plaza Centers (other than the Initial Commercial Centers) or any future Refinancing of the Initial Commercial Centers at such time as the Net Loan Amount is $40,000,000 (forty million US Dollars) or more, the Borrower shall procure that forty percent (40%) of the Revenue from such Refinancing, less:

     (i) any sums in prepayment of any senior construction loans or any refinancing loans in place prior to the date hereof in relation to such Project;

     (ii) reasonable expenses, costs and commissions incurred in respect of the award of the Refinancing Facility; and

     (iii) other expenses approved by the Bank)

     shall be paid into the Revenue Account and applied in accordance with Clause 6.2(a).

(e)  Upon:

     (i)  a sale of Plaza Centers (in whole or in part); or

     (ii) a sale of a Project (in whole or in part), including the sale of all or part of the shares of the Borrower Funded Subsidiary which is the owner of the relevant Project; or

     (iii) a public offering or private placement of any securities of Plaza Centers or a Borrower Funded Subsidiary owning a Project;

     the Borrower shall procure that the Revenues equal to the Prepayment Amount shall be paid into the Revenue Account and applied in accordance with Clause 6.2(a).

(f) In the event that EBRD shall elect to exercise the EBRD Conversion Option, the Borrower undertakes to procure that the amount which is equivalent to:

     (i) the Outstanding Equity Loan Amount at the date of the exercise of the EBRD Conversion Option; multiplied by

     (ii) the percentage of the outstanding share capital of Plaza Centers allotted to EBRD in consequence of the exercise of the EBRD Conversion Option,

     shall be deposited into the Revenue Account by not later than the last day of the Interest Period during which such share allotment is consummated, which amount shall be applied in the manner provided for in Clause 6.2(a) above.

(g) Notwithstanding the provisions of Clause 6.2(d) above, in the event that Plaza Centers:

     (i)  elects to exercise the Sadyba Option; and

     (ii) obtains senior debt financing for the Sadyba Project,

     then and in such event the proceeds of such senior debt financing shall be applied as follows:

     (aa) to the payments due in respect of the exercise of the Sadyba Option;

     (bb) thereafter, to the acquisition of the freehold ownership rights in and to the property upon which the Sadyba Project is constructed; and

     (cc) thereafter, pari passu to the repayment of equity loan facilities taken out by Plaza Centers specifically in respect of the Sadyba Project from:

          (A) Bank Leumi in the amount of US$ 1,700,000 (one million seven hundred thousand US Dollars); and

          (B)  the Bank in accordance with the amount provided in Schedule 3;
               and

     (dd) thereafter, the Borrower undertakes to procure that any Revenues remaining after the execution of the above payments, if any, shall be deposited into the Revenue Account and applied in the manner provided for in Clause 6.2(d) above.

(h) (i) If, upon the occurrence of any Trigger Event, Plaza Centers is required to pay Revenues to EBRD pursuant to the terms of the EBRD Equity Financing Facility (due to a portion of the EBRD Equity Financing Facility having been applied to the Borrower Funded Subsidiary in relation to which the Trigger Event occurs) as well as to the Revenue Account (in accordance with this Clause 6.2), then the Borrower shall - notwithstanding the other provisions of this Clause
          6.2 - apply such Revenues pari passu between the Revenue Account and EBRD, pro rata to the Equity Amount and the portion of the EBRD Equity Financing Facility applied in relation to such Borrower Funded Subsidiary.

     (ii) In the event that, pursuant to the terms of the EBRD Equity Financing Facility, Plaza Centers is required to pay all Revenues resulting from a particular Trigger Event first to EBRD, the Borrower shall not be obliged to pay such Revenues to the Revenue Account and the Equity Contributions in relation to the other Borrower Funded Subsidiaries (other than any Borrower Funded Subsidiary in relation to which a Trigger Event shall have occurred since the date of this Agreement) shall be increased pro rata by the amount of the Equity Contribution in relation to that Borrower Funded Subsidiary, so that the total Equity Contributions shall not be reduced as a result of such Trigger Event.

6.4  MISCELLANEOUS PROVISIONS

(a) Any notice of prepayment or cancellation under this Agreement is irrevocable.

(b) Any prepayments under this Agreement shall be made together with accrued interest and all other amounts accrued under the Finance Documents (including, without limitation pursuant to Clause 21 (Indemnities)).

(c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d) Any amount prepaid may not subsequently be re-borrowed (save as provided in terms of Section 6A.2 below).

(e) To the extent that the payment of amounts to the Revenue Account after any of the Trigger Events set out in Clause 6.2 (Mandatory Prepayment) is dependent upon a Distribution being made by a Borrower Funded Subsidiary and/or by a Intermediary Company, the Borrower shall procure that such Distributions are made in order that such amounts may be paid by the Borrower into the Revenue Account in accordance with Clause 6.2 (Mandatory Prepayment).

(f) No pre-payment penalties shall be imposed upon a pre-payment in accordance with the provisions of this Clause 6.

6A.  CONVERSION OF AVAILABLE CURRENCY

6A.1 REQUEST

     (a) The Borrower may request that a portion of the Advance (not exceeding fifty per cent (50%) of the total amount outstanding under the Facility at such time) (the "LOAN COMPONENT") be converted into an Available Currency for the next Interest Period by submitting a written request to the Bank not later than ten (10) Business Days before the commencement of the forthcoming Interest Period.

     (b) The Loan Component shall remain denominated in such Available Currency for all future Interest Periods unless the Borrower submits a further request in accordance with this Clause 6A.1 (Request).

6A.2 AMOUNT OF AVAILABLE CURRENCY

     If a Loan Component, or any portion thereof, is to be continued during its next Interest Period in a different currency (the "NEW CURRENCY") from that in which it is currently denominated (the "OLD CURRENCY"), the Loan Component shall be repaid by the Borrower in full at the end of its current Interest Period in the old currency and, subject to the terms of this Agreement, shall be promptly thereafter re-advanced by the Bank in the new currency on the same terms and conditions specified in this Agreement, mutatis mutandis; the repaid amount shall be re-advanced in the new currency in an amount to be determined on the basis of the Bank's Spot Rate of Exchange between the old currency and the new currency, two (2) Business Days before the commencement of that Interest Period.

6A.3 PREPAYMENT

     A repayment or prepayment of the Advance shall be in the currency in which each Loan Component was denominated in the Interest Period immediately prior to the date of such repayment or prepayment.

6A.4 LOAN AMOUNT

     The provisions of this Clause 6A (Conversion of Available Currency) do not derogate from the provisions of Clause 5.6 (Loan Amount).

7.   INTEREST PERIODS

7.1  SELECTION

     Each Interest Period shall be a six-month period provided, however, that:

     (a) the first Interest Period shall commence on the date of this Agreement and shall end on 31 December 2003; and

     (b)  the final Interest Period shall end upon the Final Maturity Date.

7.2  NON-BUSINESS DAYS

     If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.   INTEREST

8.1  INTEREST RATE

     The rate of interest on each Advance for each of its Interest Periods is the rate per annum determined by the Bank to be the aggregate of the Margin and the Cost Base.

8.2  DUE DATES

     Accrued interest on each Advance is payable by the Borrower on the last day of each Interest Period for that Advance.

8.3  CONSOLIDATION

     All outstanding Advances shall be consolidated on the date hereof to form one single Advance.

8.4  DEFAULT INTEREST

(a) If the Borrower fails to pay any amount payable by it under the Finance Documents, it shall, forthwith on demand by the Bank, pay interest on the overdue amount from the due date up to the date of actual payment, after as well as before judgment, at the default rate of interest customary at the Bank at such time for loans in the Available

     Currency provided that the default rate shall, in no event, be lower than 5.5% (five and one-half percent) above the Interest Rate of the Advance over due amount under Clause 8.1 (Interest Rate) immediately before the due date.

(b) If the Bank determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Bank from whatever sources it may select.

(c) Default interest shall be due and payable on demand and shall be compounded periodically as customary in the Bank from time to time.

8.5  NOTIFICATION

     The Bank shall promptly notify the Borrower of the determination of a rate of interest under this Agreement.

9.   PAYMENTS

9.1  PLACE

     All payments by the Borrower under the Finance Documents shall be made to the Bank to its account at the Loan Office or such other place as the Bank may notify to the Borrower for this purpose 5 (five) Business Days in advance.

9.2  FUNDS

     Payments under the Finance Documents to the Bank shall be made for value on the due date at such times and in such manner as the Bank may specify to the Borrower as being customary at the time for the settlement of transactions in the currency of the relevant Advance.

9.3  APPLICATION

     The Bank may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied, provided that the Bank shall not apply such funds to the repayment or mandatory pre-payment of the Loan other than in accordance with the provisions of Clauses 5.1, 5.2 and 6.2 above.

9.4  CURRENCY

(a) Amounts payable in respect of costs, expenses and Taxes and the like are payable in the currency in which they are incurred.

(b) Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in Dollars.

9.5  SET-OFF AND COUNTERCLAIM

     All payments made by the Borrower under the Finance Documents shall be made without set-off or counterclaim.

9.6  NON-BUSINESS DAYS

(a) If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under the Finance Documents interest is payable on that principal at the rate prevailing on the original due date.

9.7  PARTIAL PAYMENTS

(a) If the Bank receives a payment insufficient to discharge all the Advances then due and payable by the Borrower under the Finance Documents, the Bank shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

     (i) FIRST, in or towards payment of any unpaid fees, costs (including Mandatory Costs) and expenses of the Bank;

     (ii) SECONDLY, in or towards payment of any Finance Charges due but unpaid under this Agreement;

     (iii) THIRDLY, in or towards payment of any Financing Principal due but unpaid under this Agreement; and

     (iv) FOURTHLY, in or towards payment of any other sum due but unpaid under the Finance Documents.

(b)  Paragraph (a) above shall override any appropriation made by the Borrower.

10.  TAXES

     All payments by the Borrower under the Finance Documents shall be made without any deduction and free and clear of and without deduction for or on account of any Taxes, except to the extent that the Borrower is required by law to make payment subject to any Taxes. If any Tax or amounts in respect of Tax must be deducted, or any other deductions must be made, from any amounts payable or paid by the Borrower, or paid or payable by the Bank under the Finance Documents, the Borrower shall pay such additional amounts as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to Tax or other deduction.

11.  MARKET DISRUPTION

11.1 ABSENCE OF QUOTATIONS

     If a Reference Bank does not supply an offered rate by 1.00 p.m. two Business Days before the first day of an Interest Period, the applicable LIBOR shall, subject to Clause 11.2, be determined on the basis of the quotations of the remaining Reference Banks.

11.2 MARKET DISRUPTION

     If in relation to any Interest Period the Bank determines (which determination shall be conclusive and binding) that:

(a) by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining LIBOR or EURIBOR for that Interest Period; or

(b) deposits in Dollars or Euros in the amount required for that Interest Period are not available to the bank in the London interbank market,

     the Bank shall promptly notify the Borrower accordingly.

11.3 ALTERNATIVE BASIS FOR OUTSTANDING ADVANCES

     If a notification under Clause 11.2 (Market Disruption) applies to an Advance which is outstanding, then, notwithstanding any other provision of this Agreement:

(a) within five Business Days of receipt of the notification, the Borrower and the Bank shall enter into negotiations for a period of not more than 30 days with a view to agreeing to an alternative basis for determining the rate of interest or funding or both applicable to that Advance or any other Advances;

(b) any alternative basis agreed under paragraph (a) above shall be binding on the Parties;

(c) if no alternative basis is agreed, the Bank shall certify, on or before the last day of the Interest Period to which the notification relates, an alternative basis for maintaining the Advance;

(d) any such alternative basis may include an alternative method of fixing the interest rate, alternative Interest Periods or alternative currencies but it must reflect the cost to the Bank of funding its participation in the Advance from whatever sources it may select plus the Margin; and

(e) each alternative basis so certified shall be binding on the Borrower and the Bank and treated as part of this Agreement.

12.  INCREASED COSTS

12.1 INCREASED COSTS

(a) Subject to Clause 12.2 (Exceptions), the Borrower shall forthwith on demand which shall include a computation of the relevant amount in reasonable detail by the Bank pay to the Bank the amount of any increased cost incurred by it or any of its Affiliates as a result of:

     (i) the introduction of, or any change in, or any change in the interpretation or application of, any law or banking regulation; or

     (ii) compliance with any regulation made after the date of this Agreement,

     (including any law or regulation relating to taxation (excluding income tax), monetary union, or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)  In this Agreement "INCREASED COST" means:

     (i) an additional cost incurred by the Bank or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, any Finance Document;

     (ii) that portion of any additional cost incurred by the Bank or any of its Affiliates in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Bank's participations in any Advance made or to be made under this Agreement as is attributable to the Bank making, funding or maintaining those participations; and

     (iii) the amount of any payment made by the Bank or any of its Affiliates, or the amount of any interest or other return foregone by the Bank or any of its Affiliates, calculated by reference to any amount received or receivable by the Bank or any of its Affiliates from any other Party under this Agreement.

12.2 EXCEPTIONS

     Clause 12.1 (Increased costs) does not apply to any increased cost:

(a)  compensated for by the operation of Clause 10 (Taxes); or

(b) attributable to any change in the rate of, or change in the basis of calculating, Tax on the overall net income of the Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Loan Office is situate.

13.  ILLEGALITY

     If it is or becomes unlawful in any jurisdiction for the Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Advance, then:

(a)  the Bank may notify the Borrower accordingly; and

(b) (i) the Borrower shall forthwith prepay the Advance together with all other amounts payable by it to the Bank under the Finance Documents (including, without limitation, pursuant to Clause 21 (Indemnities)); and

     (ii) the Bank's undrawn Loan will forthwith be cancelled.

14.  REPRESENTATIONS AND WARRANTIES

14.1 REPRESENTATIONS AND WARRANTIES

     The Borrower makes the representations and warranties set out in this Clause 14 (Representations and Warranties) to the Bank, in reliance on which the Bank has entered into the Agreement.

14.2 STATUS

(a) It is a company, duly organised and validly existing under the laws of the Netherlands; and

(b) each member of the Group has the power to own its assets and carry on its business as it is being conducted.

14.3 POWERS AND AUTHORITY

     It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

14.4 LEGAL VALIDITY

     Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will constitute, its legal, valid and binding obligation enforceable in accordance with its terms.

14.5 NON-CONFLICT

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:-

(a)  conflict with any law or regulation or judicial or official order; or

(b)  conflict with the constitutional documents of any member of the Group; or

(c) conflict with any document which is binding upon any member of the Group or any asset of any member of the Group.

14.6 NO DEFAULT

(a)  No Default is outstanding or might result from the making of any Advance;
     and

(b) no other event is outstanding which constitutes (or with the giving of notice, passage of time, the making of any determination or fulfillment of any other applicable condition or any combination of the foregoing, might constitute) a default under any document which is binding on the Borrower or any member of the Group or any asset of the Borrower or any member of the Group.

14.7 AUTHORIZATIONS

     All authorizations required in connection with the entry into, performance, validity and enforceability of the Finance Documents and the transactions contemplated by the Finance Documents have been obtained or effected and are in full force and effect.

14.8 LITIGATION

     No material litigation, arbitration or administrative proceedings are current or, to the best of its knowledge, pending or threatened, which might, if adversely determined, have a Material Adverse Effect, which are not reflected in the Original Group Accounts.

14.9 INFORMATION

(a) All information provided or delivered by it to the Bank was true, correct and complete in all material respects and not misleading in any material respect as of the date that it was delivered; and

(b) all information provided or delivered by it to the Bank did not omit, as at the date that it was delivered, any information which, if disclosed, might adversely affect the decision of a financial institution considering whether to enter into this Agreement.

14.10 FINANCIAL STATEMENTS

(a) The audited and consolidated financial statements or the reviewed financial statements (as the case may be) of the Borrower and Plaza Centers most recently delivered to the Bank (which, at the date of this Agreement, are the Original Group Accounts):-

     (i)  have been prepared in accordance with GAAP, consistently applied; and

     (ii) give a true and fair view of the financial condition of the Borrower and of Plaza Centers as of the date to which they were drawn up, and there has been no material adverse change in the financial condition of the Borrower and of each of the Borrower Subsidiaries since the date on which those financial statements were drawn up.

14.11 COMPLIANCE

     It is currently complying with applicable laws and regulations in all material respects and there is no event or circumstance which would be likely to cause it to cease to comply with such laws and regulations in any material respect.

14.12 INSURANCES

     All Insurances are or, at the time they are required to be maintained or effected, will be, in full force and effect and so far as it is aware no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer to avoid or otherwise reduce its liability under any policy relating to the Insurances.

14.13 TITLE AND OWNERSHIP

     The Borrower and each of its Funded Subsidiaries have good and marketable title to its assets (including without limitation, in the case of the Borrower, to any securities held by it in any Borrower Funded Subsidiary) free and clear of all Security Interests (other than Permitted Security Interests).

14.14 STATUS OF SECURITY

     Each Security Document confers the Security Interests it purports to confer over all of the assets referred to in it and those Security Interests:

(a) are not subject to any prior or higher ranking or pari passu Security Interests (other than any Permitted Security Interests); and

(b) are not void or liable to avoidance, due to the insolvency of the Borrower on the date of execution of the relevant Security Document, on liquidation or bankruptcy, composition or any other similar insolvency proceedings.

14.15 PARI PASSU RANKING

     The Borrower's obligations under the Finance Documents rank and will rank at least pari passu with all its other unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

14.16 INDEBTEDNESS

     The Borrower does not have any outstanding indebtedness to any of its shareholders, to any holding company of its shareholders and to any other member of the Group.

14.17 TAXES ON PAYMENTS

     All amounts payable by the Borrower under the Finance Documents shall be made free and clear of, and without deduction for, or on account of, any Tax.

14.18 STAMP DUTIES

     The Borrower shall bear and pay all stamp or registration duty or similar taxes or charges which shall be payable in respect of any Finance Document.

14.19 IMMUNITY

(a) The execution by the Borrower of each Finance Document constitutes, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts done and performed for private and commercial purposes; and

(b) the Borrower will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in the State of Israel or any other jurisdiction in relation to any Finance Document.

14.20 JURISDICTION/GOVERNING LAW

     The Borrower's:

     (a) irrevocable submission under Clause 30 (Jurisdiction) to the jurisdiction of the courts of Israel;

     (b)  agreement that this Agreement is governed by Israeli law; and

     (c) agreement not to claim any immunity to which it or its assets may be entitled,

     are legal, valid and binding under the laws of Israel.

14.21 TIMES FOR MAKING REPRESENTATIONS AND WARRANTIES

     The representations and warranties set out in this Clause 14:

(a)  are made by the Borrower on the date of this Agreement; and

(b) are deemed to be repeated by the Borrower on each day thereafter with reference to the facts and circumstances then existing.

15.  UNDERTAKINGS

15.1 DURATION

     The undertakings in this Clause 15 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this

     Agreement. All of those undertakings (and any undertakings or restrictions in any other clause of the Finance Documents) are cumulative, and accordingly none of them shall (except to the extent expressly stated) be limited by any exception to any other undertaking or by implication from the terms of any other undertaking.

15.2 FINANCIAL INFORMATION

     The Borrower shall supply (or procure that the same are supplied) to the
     Bank:

(a) as soon as the same are available (and in any event within 90 days of the end of each of its financial years), the audited consolidated accounts and financial reports of the Borrower and Plaza Centers for that financial year.

(b) as soon as the same are available (and in any event within 60 days of the end of the each quarter of each of its financial years) reviewed interim financial reports of the Borrower for that quarter.

(c) as soon as the same are available (and in any event within 60 days of the end of each quarter) reviewed financial statements for that quarter of Plaza Centers (including a balance sheet, statements of income and cash flow);

(d) as soon as the same are available, the statutory accounts of Plaza Centers for each financial year.

(e) within 60 days of a written request by the Bank (which shall be delivered not more than once in any two consecutive calendar years, unless the Bank considers that an event has occurred requiring a greater frequency), a valuation addressed to the bank (produced by a third party acceptable to the Bank) of the assets of the Borrower.

15.3 OTHER INFORMATION

(a)  The Borrower shall supply (or pounce that the same are supplied) to the
     Bank:

     (i) all documents despatched by it to its shareholders (or any class of them) or by it to its creditors (or any class of them) at the same time as they are despatched;

     (ii) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings of a material nature relating to it which are current, threatened or pending, and, together, in each case, with details of how it proposes to conduct the litigation, arbitration or proceedings or otherwise resolve the dispute in question;

     (iii) reasonably promptly, and in any case, within 20 Business Days such further information in the possession or control of the Group regarding its financial condition and operations as the Bank may reasonably request;

     (iv) forthwith, details of any event of which it is aware which may have a Material Adverse Effect; and

     (v) promptly, upon the earlier of (A) the signing of a term sheet for a Refinancing by a Borrower Funded Subsidiary or (B) the finalisation of commercial terms for such Refinancing by a Borrower Funded Subsidiary (such notification for the avoidance of doubt, shall not in itself constitute a Trigger Event).

(b) In the event that an Event of Default has occurred, the Borrower shall allow the Bank appropriate and reasonable access to its records and accounts.

15.4 NOTIFICATION OF DEFAULT

     The Borrower shall notify the Bank of:

     (a)  any Default (and the steps, if any, being taken to remedy it);

     (b) any event of default or potential event of default arising under any loan agreement entered into by any Subsidiary,

     immediately upon its becoming aware thereof.

15.5 COMPLIANCE CERTIFICATES

     The Borrower shall supply to the Bank promptly at any time, if the Bank so requests, a certificate signed by two if its senior officers certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

15.6 AUTHORISATIONS

     The Borrower shall promptly obtain, maintain and comply with the terms of any authorisation required at the relevant time under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

15.7 PARI PASSU RANKING

     The Borrower shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law applying to companies generally.

15.8 NEGATIVE PLEDGE

(a) The Borrower shall not and shall procure that no Borrower Funded Subsidiary shall create or permit to subsist any Security Interest on any of its present or future assets.

(b)  Paragraph (a) does not apply to any Permitted Security Interest.

(c) If the Borrower creates or permits to subsist any Security Interest on any of its assets contrary to paragraph (a) above, all of the obligations of the Borrower under this Agreement shall, to the extent permissible under applicable law, automatically and immediately be secured upon the same assets, ranking at least pari passu with the other obligations secured on those assets.

15.9 TRANSACTIONS SIMILAR TO SECURITY

(a)  The Borrower shall not, without the prior consent of the Bank:

     (i) sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

     (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

     in circumstances where the transaction is entered into primarily as a method of raising finance.

(b)  Paragraph (a) does not apply to Permitted Security Interests.

15.10 BORROWINGS

     The Borrower shall not incur any Financial Indebtedness to any Subsidiary unless such Subsidiary has first signed a Subordination Agreement in favour of the Bank, substantially in the form of Schedule 4 (Subordination Agreement).

15.11 DISPOSALS

(a) The Borrower shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or any substantial part of the assets of the Business (including tax losses).

(b)  Paragraph (a) does not apply to:

     (i) disposals made in the ordinary course of business of the disposing entity; or

     (ii) disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

     (iii) disposals of obsolete or surplus assets no longer required for the relevant business;

     (iv) the payment of cash as consideration for the acquisition of any asset or service;

     (v)  Permitted Security Interests; or

     (vi) any other disposal approved by the Bank (such approval not to be unreasonably withheld).

15.12 MERGERS AND ACQUISITIONS

     The Borrower shall not, and shall procure that no other member of the Business Group will enter into any amalgamation, demerger, merger or reconstruction.

15.13 COMPLIANCE WITH LAWS AND PAYMENT OF TAXES

(a) The Borrower shall comply (and shall procure that each other member of the Group complies) with all laws and regulations applicable to it to the extent that failure to do so would have a Material Adverse Effect.

(b)  The Borrower shall:

     (i) file, or procure the filing of, all tax and informational returns that are required to be filed by it in any jurisdiction; or

     (ii) pay all its taxes when due, except to the extent the taxes are contested in good faith and by appropriate means, and a reserve reasonably regarded as adequate has been set aside for payment of those taxes.

15.14 CHANGE OF BUSINESS

     The Borrower shall procure that no other member of the Business Group will engage in any business or activities other than the Business and any business incidental to its implementation, other than with the approval of the Bank (such approval not to be unreasonably withheld).

15.15 SHARE CAPITAL

     The Borrower shall not, without the prior consent of the Bank:

(a) purchase, cancel or redeem any of its share capital or that of Plaza Centers (other than consequent upon exercise of the EBRD Conversion Option); or

(b) issue any further securities (including consequent upon exercise of the EBRD Conversion Option) if as a result of such Europe Israelwould hold, directly or indirectly, less than 50.1% of the issued share capital of the Borrower.

15.16 DISTRIBUTIONS

(a) Except as required by law, the Borrower shall not allow, nor shall it allow any member of the Business Group to allow, any block or impediment to be placed on the ability of the Borrower or any member of the Business Group to declare or pay any Distribution, other than pursuant to the terms of senior construction facilities taken by any subsidiary in relation to a Project, without the prior written consent of the Bank.

(b) Provided that no Event of Default has occurred, Borrower shall not be obliged to Distribute any Free Funds generated by the Projects and/or the Business.

15.17 INSURANCES

     The Borrower shall, and shall procure that each member of the Group shall, maintain insurance with financially sound and reputable insurers with respect to its assets of an insurable nature against such risks and in such amounts as are normally maintained by persons carrying on the same or a similar class of business.

15.18 CONDUCT OF BUSINESS

     The Borrower shall:

(a) in all material respects conduct its business in a reasonable and prudent manner in accordance with all applicable laws and regulations and the terms of the Finance Documents; and

(b)  meet all of its material obligations as they fall due; and

(c) promptly perform its material obligations, and enforce its material rights under each agreement to which it is a party, to the extent that failure to do so would have Material Adverse Effect.

15.19 USE OF PROCEEDS

     The Borrower shall apply the proceeds of the Advances wholly and exclusively for the purposes set out in Clause 3 (Purpose).

15.20 AMENDMENTS AND AGREEMENTS

(a) The Borrower shall not, directly or indirectly, terminate, cancel or suspend, or permit or consent to any termination, cancellation or suspension of, or enter into or consent to or permit an assignment of the rights or obligations of any party to, any material agreement to which it is a party and pertaining to the Business without receiving the prior written consent of the Bank.

(b) The Borrower shall not, directly or indirectly, amend, modify, supplement or waive, or permit or consent to the amendment, modification, supplement or waiver of, any of the provisions of, or give any consent under, any material agreement to which it is a party and pertaining to the Business without receiving the prior written consent of the Bank.

15.21 FINANCIAL COVENANTS

(a) The Borrower shall procure that Adjusted Shareholder's Equity of Elbit Medical shall at all times represent at least 20% (twenty per cent) of the Adjusted Balance Sheet Value and shall procure the provision of an auditor's statement to this effect with every audited or reviewed consolidated balance sheet of Elbit Medical furnished to the Bank.

     In this Clause 18.21(a):

     "ADJUSTED SHAREHOLDERS EQUITY" means as appearing in the consolidated balance sheet of Elbit Medical plus Capital Reserves.

     "CAPITAL RESERVES" means capital reserves of: (i) Euro 35,000,000 (thirty five million Euros) resulting from the acquisition by Elscint Ltd of BEA Hotels N.V. from a Subsidiary of Europe Israelin September 1999; and (ii) Euro 29,500,000 (twenty nine million five hundred thousand Euros) resulting from the acquisition by Elbit the Borrower of Plaza Centers from BEA Holdings N.V., in September 2000, both:

     (i) as linked to the Dutch CPI from a base index of 109.4 (with regard to (i)) and 112.65 (with regard to (ii));

     (ii) as converted from Euro to NIS at the Bank's Spot Rate of Exchange; and

     (iii) as reduced from time to time on the sale of acquired assets.

     "DUTCH CPI" means the consumer price index published by the Central Bureau voor de Statistick in The Netherlands (the "Bureau"), including the same index even if published by any other government institution and also including any official index replacing the same, whether based on the same data on which the existing index is based or not. If another index replaces the existing index, the Bureau shall determine the conversion ratio between them, and if the Bureau does not determine the conversion ratio between them within three (3) months of the publication of the other index, it shall be reasonably determined by the Bank in consultation with economic experts.

     "ADJUSTED BALANCE SHEET VALUE" means the total value of the balance sheet as shown in the latest published audited or reviewed consolidated balance sheet of Elbit Medical less cash balances, deposits and negotiable instruments plus Capital Reserves.

(b) (i) The Borrower shall procure that Elbit Medical's Net Operating Profit (before deductions for (A) depreciation and amortisation on items forming part of the Net Operating Profit; and (B) research and development costs relating to Insightec, all as detailed in its audited and reviewed accounts) at 30 June 2004 (on an annualized basis) and at 31 December 2004 (for the financial year 2004) shall be not less than NIS 90 million (ninety million New Israeli Shekels).

     (ii) The Borrower shall procure that Elbit Medical's Net Operating Profit (before deductions for depreciation and amortisation on items forming part of the Net Operating Profit and (B) fifty per cent (50%) of the research and development costs relating to Insightec, all as detailed in its audited and reviewed accounts) shall at 30 June 2005 (on an annualized basis) and at 31 December 2005 (for the financial year
          2005) shall not less than NIS 100 milion (one hundred million New Israeli Shekels).

     (iii) The Borrower shall procure that Elbit Medical's Net Operating Profit (before deductions for depreciation and amortisation relating to the Net Operating Profit as detailed in its audited and reviewing accounts) shall at 30 June 2006 and on each 30 June up to the Final Maturity Date (on an annualized basis) and at 31 December 2006 and each 31 December thereafter (for the financial year ending on such date) shall be not less than NIS 120 million (one hundred and twenty million New Israeli Shekels).

     "NET OPERATING PROFIT" means net operating profit, before finance income or expenses, as appearing in the audited or reviewed consolidated financial statements of Elbit Medical.

(c) (i) The Borrower shall procure that the Aggregate Net Value of all the assets of Plaza Centers, less all liabilities of Plaza Centers and its subsidiaries (including, inter alia, shareholders loans) shall :

          (A) on the date hereof, be no less than $90,000,000 (ninety million United States Dollars);

          (B) on June 30, 2004, be no less than $100,000,000 (one hundred million United States Dollars); and

          (C) on June 30, 2005 be no less than $125,000,000 (one hundred and twenty five million US Dollars).

     "AGGREGATE NET VALUE" shall be as determined by a third party appraiser acceptable to the Bank in a written valuation addressed to the Bank ("NET VALUE APPRAISAL"). Borrower shall furnish the Net Value Appraisal determining the Aggregate Net Value on the date hereof by not later than a date 120 (one hundred and twenty) days following the date hereof. Borrower shall furnish the Net Value Appraisal determining the Aggregate Net Value on June 30, 2004 and June 30, 2005 respectively by not later than 90 (ninety) days following the relevant determination date.

(d) These covenants shall be calculated semi-annually on the basis of the latest published audited and reviewed consolidated financial statements of the Borrower or Elbit Medical, as appropriate. On each 30 June commencing on 30 June 2004, the Net Operating Profit shall be multiplied by two (2) in order to achieve an annualized figure.

(e) The financial covenants set forth in this Section 15.21 shall not apply at such time as the following circumstances shall all exist:

     (i)  the Net Loan Amount is less than $30,000,000 (thirty million US
          Dollars);

     (ii) the total amount outstanding under the Europe Israel Loan Agreement is less than $30,000,000 (thirty million US Dollars); and

     (iii) there has been no Event of Default under this Agreement.

15.22 EBRD

(a)  The Borrower shall procure that, without the Bank's prior consent:

     (i) the EBRD Conversation Option shall provide the right for EBRD to acquire no more than ten percent (10%) of the issued share capital of Plaza Centers on the basis of a company valuation of the total assets (less all bank debt) of Plaza Centers of not less than US$275,000,000 (two hundred and seventy five million US Dollars); and

     (ii) the EBRD Equity Financing Facility shall require repayments of principal commencing no earlier than four (4) years after the grant of the EBRD Equity Financing Facility.

(b) The Borrower shall provide to the Bank provide copies of the definitive documentation setting out the provisions of the EBRD Conversion Option and EBRD Equity Financing Facility at least ten (10) days prior to the execution thereof.

15.23 MANAGEMENT FEES

     The Borrower shall procure that any management fees paid by any member of the Business Group to any entity other than:

     (a)  an Intermediary Company or any of its Subsidiaries;

     (b)  the Borrower or any of its Subsidiaries; or

     (c)  a Holding Company of the Borrower or any of its Subsidiaries,

     shall be reasonable and in any event shall be in an amount not exceeding 5% (five per cent) of: (a) the development, financing and construction costs of any Project prior to completion which is being executed by such member of the Business Group; or (b) the gross revenues of such member of the Business Group.

16.  DEFAULT

16.1 EVENTS OF DEFAULT

     Each of the events set out in Clauses 16.2 to 16.18 (inclusive) of this Clause 16 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Group or any other person).

16.2 NON-PAYMENT

     The Borrower does not within three (3) Business Days of the due date pay any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable.

16.3 BREACH OF OTHER OBLIGATIONS

(a) The Borrower does not comply with any provision under any of Clauses 15.4 (Notification of Default), 15.7 (Pari Passu Ranking), 15.8 (Negative Pledge), 15.9 (Transactions Similar to Security), 15.10 (Borrowings), 15.11 (Disposals), 15.12 (Mergers and acquisitions), 15.14 (Change of business),
     15.16 (Distributions), 15.17 (Insurances), or 15.22 (EBRD).

(b) Any member of the Business Group does not comply with any provision of the Finance Documents (other than those referred to in Clauses 16.2 and 16.3(a)) and, if capable of remedy, that breach is not remedied within 10
     (ten) days of the earlier of receipt of notice from the Bank specifying the breach and the member of the Business Group first becoming aware of the failure.

16.4 MISREPRESENTATION

     A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of any member of the Group under or in connection with any Finance Document is incorrect in any material respect when made or deemed to be made or repeated and shall continue to be incorrect for a period of ten
     (10) days from the date such representation or warranty is or is deemed to have been made or repeated.

16.5 LEGAL VALIDITY

     Any Finance Document is not or ceases to be a valid, binding and enforceable obligation of, or is repudiated by, any member of the Business Group or becomes void or unenforceable.

16.6 CROSS-DEFAULT

(a) (i) Any Financial Indebtedness of the Borrower is not paid when due or within the lesser of:

          (A)  any originally applicable grace period; and

          (B)  seven (7) Business Days;

     (ii) An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to such Financial Indebtedness of the Borrower;

     (iii) Any Financial Indebtedness of the Borrower becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness;

     (iv) Any commitment for, or underwriting of, any such Financial Indebtedness of the Borrower is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness;

     (v) Any Security Interest securing any Financial Indebtedness over any asset of the Borrower becomes enforceable.

(b) (i) Any Financial Indebtedness of the Group other than the Borrower is not paid when due or within the lesser of:

          (A)  any originally applicable grace period; and

          (B)  seven (7) Business Days;

     (ii) An event of default howsoever described (or any event which with the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition or any combination of the foregoing would constitute such an event of default) occurs under any document relating to such Financial Indebtedness of the Group other than the Borrower;

     (iii) Any Financial Indebtedness of the Group other than the Borrower becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness;

     (iv) Any commitment for, or underwriting of, any such Financial Indebtedness of the Group other than the Borrower is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness;

     (v) Any Security Interest securing any Financial Indebtedness over any asset of the Group other than the Borrower becomes enforceable;

     provided that where such event relates to a member of the Group (other than the Borrower or a Intermediary Company) such event shall only constitute an Event of Default if it has a Material Adverse Effect on Borrower.

(c) An event of default occurs pursuant to terms of the Elbit Medical Loan Agreement.

16.7 INSOLVENCY

(a)  Borrower or any Intermediary Company:

     (i) is, or is deemed unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due;

     (ii) suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

     (iii) by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

(b) In the event that any member of the Group other than the Borrower or a Intermediary Company:

     (i) is, or is deemed unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due;

     (ii) suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

     (iii) by reason of financial difficulties, begins negotiations with one or more of its creditors with a view to the readjustment or rescheduling of any of its indebtedness.

     provided that where such event relates to a member of the Group other than the Borrower or a Intermediary Company such event shall only constitute an Event of Default if it has a Material Adverse Effect on Borrower.

16.8 INSOLVENCY PROCEEDINGS

(a) Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of the Group; or

(b) a meeting of members of any member of the Group is convened for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

(c) any person presents a petition for the winding-up or for the administration of any member of the Group which is not withdrawn or set aside within twenty-one (21) days; or

(d) an order for the winding-up or administration of any member of the Group is made;

provided that where such event relates to a member of the Group (other than the Borrower or a Intermediary Company) such event shall only constitute an Event of Default if it has a Material Adverse Effect on Borrower.

16.9 APPOINTMENT OF RECEIVERS AND MANAGERS

(a) Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of any member of the Group or any material part of its assets which is not withdrawn or set aside within twenty-one (21) days; or

(b) the directors of any member of the Group request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like; or

(c) any other steps are taken to enforce any Security Interest over any material part of the assets of any member of the Group;

provided that where such event relates to a member of the Group (other than the Borrower or a Intermediary Company) such event shall only constitute an Event of Default if it has a Material Adverse Effect on Borrower.

16.10 CREDITORS' PROCESS

     Any attachment, sequestration, distress or execution affecting any material asset of any member of the Group is issued and not discharged within ninety
     (90) days or such shorter period as may render such asset liable to forfeiture, seizure or sale, provided that where such event relates to a member of the Group (other than the Borrower or a Intermediary Company) such event shall only constitute an Event of Default if it has a Material Adverse Effect on Borrower.

16.11 CESSATION OF BUSINESS

(a) The Borrower or a Intermediary Company ceases, or threatens to cease, to carry on all or a substantial part of its business.

(b) Any other member of the Group ceases, or threatens to cease, to carry on all or a substantial part of its business, provided that where such event relates to a member of the Group (other than the Borrower or a Intermediary Company) such event shall only constitute an Event of default if it has a Material Adverse Effect on Borrower.

16.12 ILLEGALITY

     It becomes unlawful for any member of the Group to perform any of its obligations under the Finance Documents.

16.13 EFFECTIVENESS OF SECURITY

     Any Security Document entered into by any member of the Group is not or ceases to be effective or is alleged by any such person to be ineffective for any reason.

16.14 CHANGE IN CONTROL

     There is a change of control without the prior written consent of the Bank, as a result of which:

     (a) Europe Israel holds, directly or indirectly, less than fifty and one-tenth percent (50.1%) of the issued share capital of Elbit Medical; or

     (b) Elbit Medical holds less than one hundred per cent (100%) of the issued share capital of the Borrower; or

     (c) the Borrower holds less than one hundred percent (100%) of the issued share capital of each Intermediary Company (other than Elbit Medical) (save in consequence of the exercise of the EBRD Conversion Option).

16.15 ABANDONMENT OR NATIONALISATION

(a)  The Group abandons any of its material assets.

(b) Any government or any Agency of that government takes, or states officially that it proposes to take, any step with a view to the seizure, expropriation, nationalisation or acquisition (whether compulsory or otherwise, in whole or in part, and whether or not for fair compensation) of any member of the Group or any of its assets, in a manner or to an extent that has a Material Adverse Effect.

16.16 MATERIAL ADVERSE EFFECT

     Any event or series of events occurs, which, in the opinion of the Bank, is likely to have a Material Adverse Effect.

16.17 REGISTRATION FOR TRADE

(a) The shares of Elbit Medical are delisted or suspended for trade on the Tel Aviv Stock Exchange or NASDAQ Stock Exchange other than for reasons affecting such exchange or the shares traded therein generally, for a period exceeding 10 Banking Days.

(b) The provisions of sub-clause (a) above shall not be applicable in the event of a voluntary de-listing carried out with the consent of the Bank.

16.18 ACCELERATION

     On and at any time after the occurrence of an Event of Default, the Bank may, by notice to the Borrower:

(a)  cancel the Loan; and/or

(b) demand that all or part of the Advance, together with accrued interest and all other amounts accrued under the Finance Documents (including without limitation pursuant to Clause 21 (Indemnities)) be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c) demand that all or part of the Advance together with accrued interest and all other amounts accrued under the Finance Documents (including without limitation pursuant to Clause 21 (Indemnities)) be payable on demand, whereupon they shall immediately become payable on demand by the Bank; and/or

(d) require the Borrower to procure that all Plaza Centers Loans are forgiven and that Plaza Centers has no further obligations or liabilities thereunder.

17.  ACCOUNTS

17.1 OPENING OF ACCOUNTS

(a) So long as any Advance remains outstanding, the Borrower shall maintain in its own name at the relevant branch of the Bank the following accounts, which shall be charged by way of a first ranking fixed charge in favour of the Bank as security:

     (i)  the Loan Account; and

     (ii) the Revenue Account.

(b) The relevant branch of the Bank is, at the date of this Agreement the Loan Office provided that the Bank may change the place of the relevant branch (or the relevant branch to apply to a particular Account) by notice to the Borrower and any other party that is required to pay sums into such Account.

(c) The following provisions of this Clause shall govern the operation of the Accounts, provided that:

     (i) the Borrower shall also complete the Bank's standard account mandate form for each Account; and

     (ii) the Bank's standard terms and conditions, if any, applicable to similar accounts maintained with the Bank and in force from time to time shall apply to the operation of the Accounts and the rights and obligations of the Bank and the Borrower in relation thereto (subject to any exceptions specifically agreed, in writing, between Borrower and the Bank).

     Should there be any conflict between the provisions of this Agreement and such standard terms and conditions, then this Agreement shall prevail. The Bank shall send the Borrower a copy of any new set of standard terms and conditions promptly following their issuance.

(d) The Bank and the Borrower may agree that a further account(s) is/are required to deal with any category of payments or receipts not contemplated by the following provisions of this Clause 17 (Accounts). In such case, the Bank and the Borrower shall agree upon procedures and rules to govern the operation of such further account or accounts in a supplement to this Clause and, once agreed, such supplement shall be deemed to form part of this Clause 17 (Accounts). The Bank shall send a copy of any such supplement to the Borrower.

17.2 LOAN ACCOUNT

(a) No sums shall be paid into the Loan Account without the prior agreement of the Bank.

(b) Whenever the Borrower requires to make a withdrawal from the Loan Account, it shall give to the Bank not less than three (3) Business Days' notice of such withdrawal in the form of the Disbursement Request (or in such other form as the Bank shall require). Any such withdrawal may only be for the purposes of:

     (i)  funding Equity Contributions in terms of Clause 3 above; or

     (ii) as the Bank may otherwise permit in writing.

(c) Each Disbursement Request shall specify the bank and account number of the payee to whom such payment is made and the Bank shall transfer the sum in question to such account.

17.3 REVENUE ACCOUNT

     The Borrower shall procure that all Revenues which are required in order to execute a mandatory prepayment in accordance with the terms of Clause 6.2 above are paid directly to the Revenue Account.

17.4 GENERAL PROVISIONS RELATING TO ACCOUNTS

(a) The Borrower undertakes to ensure that no Account is closed without the prior written consent of the Bank and the Borrower.

(b) Without prejudice to any other rights of the Bank under the Financing Documents, if at any time a Default has occurred or is continuing, the Borrower shall not make any withdrawals from the Accounts (other than in order to repay Financing Principal or Financing Charges due to the Bank), without the prior written consent of the Bank.

(c) Each Account shall earn interest at such rate(s) as may be agreed from time to time by the Borrower and the Bank. All interest earned on the balance standing to the credit of an Account shall be credited to the Account in question and the Bank is irrevocably authorised and instructed so to credit such interest.

(d) No Account may go into overdraft and the Borrower shall not issue an instruction with respect to an Account, and the Bank shall not comply with an instruction, to the extent that it would cause the relevant Account to go into overdraft.

(e) The Borrower shall not create or permit to subsist any Security Interest on all or any part of the Accounts, other than any Security Interests created by the Security Documents, nor assign transfer or otherwise dispose of all or any part of its right or title to or interest in the Accounts.

(f) The Borrower irrevocably and unconditionally authorises and instructs the Bank to act upon instructions received by it from the Borrower and to make any other appropriations, payments and transfers into or between any of the Accounts which this Agreement expressly provides should be made by the Bank.

(g) To the extent that the Borrower gives any instructions (but only to this extent), the Bank acts as agent for the Borrower.

(h) No person other than the Bank and/or the Borrower may give any instructions or requests to the Bank for any payments, transfers or withdrawals from any of the Accounts.

(i) No amounts may be withdrawn or transferred from any of the Accounts, and the Borrower may not give any instructions in relation to any of the Accounts, except in accordance with the express terms of this Agreement.

(j) The Borrower shall ensure that all moneys paid to it from an Account in response to any instructions given by it are applied only in discharging the obligations in respect of which they were paid from the relevant Account (or as otherwise permitted under this Agreement).

(k)  The Bank:

     (i) shall be entitled to act in reliance on any certificate or document delivered to it in support of any of the matters contemplated by this Clause 20 (Accounts); and

     (ii) shall not be obliged to enquire into any of the underlying transactions or to verify any of the contents of any such certificate or document.

(l) The Borrower acknowledges that neither any insufficiency of funds in the Accounts (or any of them), nor any inability to apply any funds in the Accounts (or any of them) against any or all amounts owing under this Agreement, shall at any time limit, reduce or otherwise affect the Borrower's payment obligations under this Agreement.

(m) If on any date the Bank is requested or required to make one or more payments from any of the Accounts (not being a sum payable to the Bank) and there is an insufficient balance on that Account to meet those payments in full, then the Bank may select in which order and to what extent such payments shall be made, but without liability or responsibility as a consequence of such application.

18.  SECURITY

18.1 EFFECTIVE DATE

     The Borrower shall ensure that the security arrangements set forth in this Clause 18 (Security) are in effect and perfected on the date of signing of this Agreement, unless otherwise agreed in writing by the Bank.

18.2 CHARGES

     The Charges and Charge over Accounts shall serve as security for the Loan provided, however, that the recourse of the Bank shall not be limited to such security.

18.3 PLEDGE OF ELSCINT SHARES

     The Bank shall agree to release the pledge over 615,000 ordinary shares of Elscint Ltd. upon receipt of a prepayment of principal of the Advance in the amount of US$ 3,000,000 (three million US Dollars). This prepayment shall be in addition to any payment due pursuant to Clause 5.1 (Advance) or Clause 6.2 (Mandatory Prepayment). The provisions of this Clause 18.3 do not derogate from the provisions of Clause 15.8 (Negative Pledge)

19.  FEES AND EXPENSES

19.1 INITIAL AND SPECIAL COSTS

     The Borrower shall forthwith on demand pay the Bank the amount of all reasonable costs and expenses (including legal fees in a pre-agreed amount) incurred by the Bank in connection with:

(a)  the drafting, negotiation and closing of:

     (i) the Finance Documents and any other documents referred to in this Agreement; and

     (ii) any other Finance Document executed after the date of this Agreement; and

(b) the examination of any future Project in respect of which an Equity Contribution is to be made; and

(c) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of the Borrower and relating to a Finance Document or a document referred to in any Finance Document.

19.2 ENFORCEMENT COSTS

     The Borrower shall forthwith on demand pay to the Bank the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

19.3 RETENTION

     The Bank may apply amounts held in any Account toward payment in full of any fees, costs and expenses referred to in this Clause 19 (Expenses).

19.4 VAT

     Any fee or expense referred to in this Clause 19 (Fees and Expenses) is exclusive of any applicable value added tax or any other tax which might be chargeable in connection with that fee or expense. If any value added tax or other tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee or expense.

20.  STAMP DUTIES

     The Borrower shall pay, and forthwith on demand indemnify the Bank against any liability it incurs in respect of, any stamp, registration or similar tax which is or becomes payable in connection with the entry into, registration, recording, performance or enforcement of any Finance Document and any ancillary documentation relating thereto.

21.  INDEMNITIES

21.1 CURRENCY INDEMNITY

(a) If the Bank receives an amount in respect of the Borrower's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "CONTRACTUAL CURRENCY") in which the amount is expressed to be payable under the relevant Finance Document:

     (i) the Borrower shall indemnify the Bank as an independent obligation against any loss or liability arising out of or as a result of the conversion;

     (ii) if the amount received by the Bank, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Borrower shall forthwith on demand pay to the Bank an amount in the contractual currency equal to the deficit; and

     (iii) the Borrower shall forthwith on demand pay to the Bank any exchange costs and taxes payable in connection with any such conversion.

(b) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

21.2 OTHER INDEMNITIES

     The Borrower shall forthwith on demand indemnify the Bank against any loss or liability which the Bank incurs as a consequence of:

(a)  the occurrence of any Default;

(b)  the operation of Clause 16.21 (Acceleration);

(c) any payment of principal or an overdue amount being received from any source otherwise than on the last day of a relevant Interest Period or other Interest Period provided for in Clause 8.3 (Default Interest) relative to the amount so received; or

(d) (other than by reason of negligence or default by the Bank) an Advance not being made after the Borrower has delivered a request for the Advance, or an Advance (or part of the Advance) not being prepaid in accordance with a notice of prepayment.

     The Borrower's liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance.

22.  EVIDENCE AND CALCULATIONS

22.1 ACCOUNTS

     Accounts maintained by the Bank in connection with this Agreement are prima facie evidence of the matters to which they relate.

22.2 CERTIFICATES AND DETERMINATIONS

     Any certification or determination by the Bank of a rate or amount under the Finance Documents is, in the absence of manifest error, prima facie evidence of the matters to which it relates.

22.3 INTEREST CALCULATIONS

     Interest accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

23.  AMENDMENTS AND WAIVERS

23.1 AMENDMENTS

     Any term of the Finance Documents may be amended or waived with the agreement of the Borrower and the Bank.

23.2 WAIVERS AND REMEDIES CUMULATIVE

     The rights of the Bank under the Finance Documents:

(a)  may be exercised as often as necessary;

(b)  are cumulative and not exclusive of its rights under the general law; and

(c)  may be waived only in writing and specifically.

     Delay in exercising or non-exercise of any such right is not a waiver of that right.

24.  CHANGES TO THE PARTIES

24.1 TRANSFERS BY BORROWER

     The Borrower may not assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under the Finance Documents.

24.2 TRANSFERS BY BANK

(a) The Bank may at any time assign, transfer or novate all or any part of the Loan and/or all or any of its rights and/or obligations under this Agreement to another bank, financial institution or securitisation vehicle ("ASSIGNEE LENDER"). If, as a result of any such assignment, transfer or novation, the Bank or its Affiliate will no longer remain responsible under this Agreement, such assignment, transfer or novation shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld).

(b) The Borrower shall execute and do all such transfers, assignments, novations, assurances, acts and things as the Bank may require for perfecting and completing any such assignment, transfer or novation, and releasing the Bank from and imposing on the Assignee Lender the Bank's obligations under this Agreement to the extent the same are transferred, assigned or novated. All agreements, representations and warranties made in this agreement shall survive any assignment made pursuant to this clause and shall also inure to the benefit of all Assignee Lenders.

24.3 REFERENCE BANKS

     If a Reference Bank ceases to exist, the Bank shall (in consultation with the Borrower) appoint another bank or financial institution to replace that Reference Bank.

25.  DISCLOSURE OF INFORMATION

     Subject to all applicable laws and regulations, the Bank may disclose to its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

     (a)  a copy of any Finance Document; and

     (b) any information which the Bank has acquired under or in connection with any Finance Document.

26.  SET-OFF

     The Bank may set off any matured obligation owed by the Borrower under the Finance Documents (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off an amount estimated by it in good faith to be the amount of that obligation.

27.  SEVERABILITY

     If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a) the validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b) the validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

28.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

29.  NOTICES

29.1 GIVING OF NOTICES

     All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)  if by letter, when delivered personally or on actual receipt; and

(b)  if by facsimile, when received in legible form.

     However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

29.2 ADDRESSES FOR NOTICES

(a)  The address and facsimile number of the Borrower are:

     Elbit Ultrasound (Netherlands) B.V.
     239 Keizergracht
     EA 1016 Amsterdam
     Nertherlands

     Facsimile: +31 20 344 9561
     Attention: Luc Ronsmans

     With a copy to:

     Elbit Medical Imaging Ltd.
     13 Moses Street
     Tel Aviv
     Israel 67442

     Facsimile: +972 3 6953080
     Attention: Shimon Yitzhak, President

     or such other as the Borrower may notify to the Bank by not less than five Business Days' notice.

(b)  The address and facsimile number of the Bank are:

     Bank Hapoalim B.M.
     Head Office, Corporate Business Division
     41-45 Rothschild St.
     Tel-Aviv, 65874
     Israel

     Facsimile: +972 3 567 3849
     Attention: Manager of the Infrastructure, Tourism and Trade Finance.

     with a copy to:

     Herzog, Fox & Neeman
     Asia House
     4 Weizman Street

     Tel Aviv

     Facsimile: +972-3-696-6464
     Attention: Alan Sacks

     or such other as the Bank may notify to the Borrower by not less than five Business Days' notice.

30.  JURISDICTION

30.1 SUBMISSION

     The Borrower irrevocably agrees for the benefit of the Bank that any legal action arising out of or relating to any Finance Document may be brought in the courts of Tel-Aviv Jaffa and irrevocably submits to the non-exclusive jurisdiction of such courts and, without prejudice to the foregoing, further submits to the non-exclusive jurisdiction of such other courts as shall be designated by the Bank as being an appropriate forum.

31.  WAIVER OF IMMUNITY

     The Borrower irrevocably and unconditionally:

(a) agrees that if the Bank brings proceedings against it or its assets in relation to a Finance Document, no immunity from those proceedings (including, without limitation, suit, attachment prior to judgment, other attachment, the obtaining or judgement, execution or other enforcement) will be claimed by or on behalf of itself with respect to its assets;

(b) waives any such right of immunity which it or its assets now has or may subsequently acquire; and

(c) consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in those proceedings.

32.  GOVERNING LAW

     This Agreement is governed by the laws of the State of Israel.

33.  THIRD PARTIES

     The parties intend that no term of the Agreement may be enforced by any person who is not a party to the Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                  [THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

                               INDEX OF SCHEDULES

Schedule                  Description
--------                  -----------
1          Schedule of Conditions Precedent

2          Initial Commercial Centers

3          Borrower Funded Subsidiaries and Projects

4          Subordination Agreement

5          Form of Elbit Guarantee

6          Form of Guarantee

7          Repayment Schedule

8          Form of Loan Assignment

                                   SCHEDULE 1

                              CONDITIONS PRECEDENT

1.   CONSTITUTIONAL DOCUMENTS

     A copy of the constitutional documents of the Borrower and each Intermediary Company.

2.   BORROWER CORPORATE AUTHORISATIONS

(a) Copies of resolutions of the board of directors and shareholders' meeting of the Borrower approving the terms of, and transactions contemplated by, the Finance Documents executed by it;

(b) an approval from counsel to the Borrower confirming which persons are authorised to sign the Finance Documents on behalf of the Borrower and to sign and/or despatch all documents and notices to be signed and/or despatched by the Borrower under or in connection with the Finance Documents; and

(c) a certificate of the Borrower confirming that the borrowing of the Loan in full would not cause any borrowing limit binding on the Borrower to be exceeded.

3.   FINANCE DOCUMENTS AND RELATED DOCUMENTS

     Originals of the following duly executed by all parties to them:

(a)  this Agreement; and

(b)  each Security Document.

4.   AUTHORISATIONS

     A copy of any specific licenses or consents required for the consummation of the transactions contemplated under the Agreement.

5.   SECURITY MATTERS

     (a) Evidence that the Security Documents, other than the pledge over shares in Sadyba Center S.A., have been duly executed by the Borrower and have been perfected and registered at any relevant companies' or other register.

     (b) Within 90 days of signing this Agreement, evidence that a share pledge over its shares in Sadyba Center S.A. shall have been duly executed by Plaza Centers and have been perfected and registered at any relevant companies or other register.

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                                       57


     (c) Within 270 (two hundred and seventy) days of signing this Agreement, evidence that a mortgage over the Prague commercial center located at
          U. Nekladokaka Padrezi Praha-3. Czech Republic shall have been duly executed by the Borrower and have been perfected and registered at any relevant companies' or other register, provided however that the Borrower's obligation to register or to cause the registration of such mortgage shall automatically lapse on such two hundred and seventieth day if, prior to that date:

          (i)  no Event of Default shall have occurred; and

          (ii) no event of default shall have occurred in any loan agreement entered into between the Bank and Europe-Israel or any of its Subsidiaries

6.   ACCOUNTS

     Evidence that each of the Loan Account and the Revenue Account have been opened in accordance with the Agreement.

7.   LEGAL OPINIONS

     (a) From Marc Lavine, Israeli in-house legal adviser to the Borrower, addressed to the Bank;

     (b) From Czech legal counsel to the Borrower, addressed to the Bank; upon execution of the pledge pursuant to paragraph 5(b) of this Schedule 1; and

     (c) From Polish legal counsel to the Borrower, addressed to the Bank, upon registration of the pledge over the shares in Sadyba; and

     (d) From Dutch legal counsel to the Borrower, addressed to the Bank, upon registration of the pledge over the shares in Plaza Centers.

8.   FEES

     Receipt of evidence that the Borrower has paid all fees, costs and expenses of the Bank and its advisers in accordance with the Agreement.

9.   VALUATION

     Within 120 days of signing this Agreement, the Net Asset Appraisal referred to in Section 14.11(b) of the Agreement.

10.  LOAN REPAYMENT UNDERTAKING

     An undertaking from Plaza Centers that any repayment by it of loans to the Borrower shall be made to account number at the Loan Office.

11.  GROUP STRUCTURE

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                                       58


     A group structure chart showing each Borrower Subsidiary and the holding structure of the Borrower by Europe Israel.

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                                       59


                                   SCHEDULE 2

                           INITIAL COMMERCIAL CENTERS

1.   Alba Plaza

2.   Miskolc Plaza

3.   Szeged Plaza

4.   Debrecen Plaza

5.   Krakow Plaza

6.   Csepel Plaza

7.   Pecs Plaza

8.   Gyor Plaza

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                                   SCHEDULE 3

                         BORROWER'S FUNDED SUBSIDIARIES
                                  AND PROJECTS

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                                       61


                                   SCHEDULE 4

                             SUBORDINATION AGREEMENT

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                                       62


                                   SCHEDULE 5

                             FORM OF ELBIT GUARANTEE

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                                       63


                                   SCHEDULE 6

                              FORM OF THE GUARANTEE

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                                       64


                                   SCHEDULE 7

                               REPAYMENT SCHEDULE

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                                       65


                                   SCHEDULE 8

                             FORM OF LOAN ASSIGNMENT

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                                       66


                                   SIGNATORIES

BANK

BANK HAPOALIM B.M.


By:
    ---------------------------------


BORROWER

ELBIT ULTRASOUND (NETHERLANDS) B.V.


By:
    ---------------------------------